For more information contact:

Carlos M. García (787) 759–5370

Evelyn Vega (787) 777–4546

SANTANDER BANCORP ANNOUNCES IT HAS REACHED AN DEFINITIVE AGREEMENT TO ACQUIRE SANTANDER SECURITIES

San Juan, Puerto Rico, December 1, 2003 – Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), announced today the execution of an definitive stock purchase agreement to acquire Santander Securities Corporation ("Santander Securities") from Administración de Bancos Latinoamericanos Santander, S.L. ("ABLASA"), a wholly–owned subsidiary of Banco Santander Central Hispano, S.A. Santander Bancorp will acquire all of the common stock of Santander Securities for a purchase price of $62 million.

This The acquisition is expected to be accretive to Santander Bancorp´s BanCorp´s earnings per share. Taking into account this business combination, the pro forma earnings per share for the nine months ended September 30, 2003 would have increased by $0.15 to $0.46 per share, and for the year ended December 31, 2002 would have increased by $0.08 to $0.46 per share. These pro forma earnings per share include the cost of funds associated with the debt expected to be issued to effect this transaction.

The transaction, which is subject to certainheto normal regulatory approvals, is expected to close not by later than December 31, 2003.

José R. González, President and CEO of Santander BancorpBanCorp, said "with this acquisition Santander Bancorp BanCorp truly becomes truly a universal diversified financial institutionservices company positioned to deliver a full range of financial products and services to our customers, with the addition of the securities securities broker–dealer and asset management businesses to its commercial banking, consumer lending, mortgage banking insurance and mortgage insurance lines of business. It also incorporates an important client base served by a first class team of financial consultants and portfolio managers." José R. González founded Santander Securities in 1996 and was its President and CEO until September 2001. Carlos M. García is currently the President and CEO. of Santander Securities has a total staff of 144 professionals, and offices throughout Puerto Rico and an office in Miami, Florida.

Santander Securities is the second largest full service securities broker–dealer in Puerto Rico with approximately $5.7 billion in assets under management, composed of over $3.6 billion in customer assets at the retail broker–dealer and $2.1 billion in managed mutual fund gross assets and institutional accounts at its wholly–owned subsidiary, Santander Asset Management Corporation.

Santander Securities is a registered broker–dealer and a member of the National Association of Securities Dealers, Inc. and Securities Investors Protection Corporation. With a staff of 144 professionals, it It offers full securities brokerage services, including retail and institutional sales, trading, investment banking, asset management and research. Santander Securities’ principal office is located at 221 Ponce de León Avenue, San Juan, Puerto Rico. It also has several offices in Puerto Rico and an office at 1401 Brickell Avenue in Miami, Florida.

___________

Santander BanCorp is a publicly held financial holding Company company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 26 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,500 employees, with 66 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company’s website at www.santandernet.com.

Banco Santander Central Hispano, S.A. (SAN.MC, STD.N) is the largest financial group in Spain and Latin America by profits, and the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 15–year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent consumer finance franchise in Germany.

####

This news press release contains forward–looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management’s assumptions.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward–looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward–looking statements. Factors that may cause actual results to differ materially from such forward–looking statements include, among others, the following: (1) general economic conditions are less favorable than expected; (2) competitive pressures among financial services companies in Puerto Rico increase significantly; (3) substantial changes in levels of market interest rates and prices may adversely impact funding sources and the value of financial products and assets; (4) legislation or regulatory changes adversely affect the businesses in which the Company is engaged; and (5) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the Company or its businesses. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward–looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

The pro forma information provided herein is not indicative of future results of operations.